Exhibit 99.1

MCEWEN MINING Q2 OPERATIONAL RESULTS

RECORD PRODUCTION AT LOWER COSTS

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (August 9, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of the Company’s Q2 operating results.  During the quarter the Company delivered record production at lower costs.

Q2 Summary Highlights

•             Gold equivalent production increased to 35,955 ounces (20,988 gold ounces and 778,308 silver ounces). This is approximately 44% higher than Q2 2012 and 20% higher than Q1 2013.

•             On target to produce 130,000 gold equivalent* ounces in 2013.

•             Total cash costs and all-in sustaining costs were $744 and $1,108 per gold equivalent ounce. Total cash costs were 9% lower than Q2 2012 and 22% lower than Q1 2013. All-in sustaining costs were 33% lower than Q1 2013.

•             El Gallo 1 and 2 Measured and Indicated gold equivalent resources increased by 34% to 2.1 million ounces (48.2 million tonnes at 1.37 gpt AuEvq).

•             At June 30, 2013 Financials: $39.3 million in liquid assets and no debt.

•             The Company recorded a non-cash impairment charge of $123.6 million related to the decline in metal prices and an associated tax being proposed in Argentina.

* Gold equivalent calculated by converting silver into gold using a 52:1 exchange ratio. This ratio was established on January 30, 2013 and was used to budget the company’s 2013 gold equivalent production. The silver/gold ratio does not take into account metallurgical recoveries.

“Our two mines performed well in Q2. Production was up and costs were down. We are expecting similar performance during the second half of the year and remain on target to reach our 2013 production goals. All of our permits for El Gallo 2 have been submitted (for the mill scenario outlined in the El Gallo 2 section below) and we expect approval by the end of 2013. In addition, our exploration in Mexico continues to grow the size of the resource with a 34% increase in the Measured and Indicated categories at El Gallo 1 and 2,” stated Rob McEwen, Chief Owner.

Balance Sheet

At June 30, 2013, McEwen Mining had cash and liquid assets of $39.3 million, comprised of cash totaling $34.8 million with gold and silver bullion valued at $4.5 million. The Company remains debt free. In addition, McEwen Mining is owed $9.0 million from the Mexican government in the form of a tax refund. It is anticipated that a majority of this amount will be received by Q4.

The Company did not receive any dividends from its 49% owned San José mine in Argentina due to low precious metal prices. The El Gallo 1 mine generated $2.4 million in operating cash flow, after sustaining capital expenses.

The decline in metal prices and potential costs associated with a proposed mineral reserve tax in the Santa Cruz province in Argentina has caused the Company to perform an impairment test on its 49% interest in the San José mine and other mineral property interests in Argentina. As a result the Company recorded an after tax non-cash charge of $123.6 million. Of that amount $95.9 and $27.7 million was related to the carrying value of the San José mine and mineral property interests in Santa Cruz province, Argentina, respectively.

San José Mine, Argentina (49%)

Production results for McEwen Mining’s share in San José during Q2 was 12,549 gold ounces and 771,967 silver ounces, representing 27,394 gold equivalent ounces (converting silver into gold using a 52:1 ratio).  During the first six months of 2013, San José produced 50,452 gold equivalent ounces. Production during the second half of 2013 is forecasted to be slightly higher than in the first half of 2013. The mine is on track to meet its 2013 production guidance of 102,700 gold equivalent ounces.

Gold equivalent total cash costs equaled $751 per ounce. This is 9% less than Q2 2012 and 29% lower than Q1 2013. Total cash costs were lower for several reasons: 1) it was the first full quarter operating the mill at its expanded rate of 1,650 tonnes per day (versus 1,500 tonnes) and 2) cost savings initiatives being deployed at the mine.  Total cash costs for Q2 were inline with full year guidance of between $725 and $825 per gold equivalent ounce.

All-in sustaining costs were lower than Q1 2013 by 35% at $972 per gold equivalent ounce. All-in sustaining costs were lower due to lower total cash costs (outlined above), more ounces sold during the quarter than produced, which reduced the cost on a per ounce basis and is the opposite to what occurred in Q1 (development costs in a quarter are expensed against ounces sold and not produced) and reduced exploration drilling.

San José Mine Production Comparison

San José — 100%*	Q2 2013	Q1 2013	Q2 2012	Total 2013 YTD
Ore production (tonnes)	140,816	108,379	128,803	249,195
Average grade gold (gpt)	6.34	6.87	5.98	6.57
Average head silver (gpt)	407	459	430	430
Average gold recovery (%)	89.3	88.1	88.6	88.7
Average silver recovery (%)	85.5	84.4	84.2	85.0
Gold produced (ounces)	25,610	21,078	21,946	46,688
Silver produced (ounces)	1,575,442	1,350,847	1,499,580	2,926,289
Gold sold (ounces)	31,974	12,817	17,661	44,791
Silver sold (ounces)	1,991,030	889,078	1,146,187	2,880,108
Co-product total cash cost Au (US$)**	878	1,089	887	936
Co-product total cash cost Ag (US$)**	12.40	19.82	14.81	14.73
Gold equivalent total cash cost (US$)**	751	1,055	822	842
Co-product all-in sustaining cash cost Au (US$)***	1,137	1,550	1,341	1,257
Co-product all-in sustaining cash cost Ag (US$)***	16.06	28.21	22.40	19.79
Gold equivalent co-product all-in sustaining cash cost (US$)***	972	1,502	1,243	1,131
McEwen Mining — 49% Share
Gold produced (ounces)	12,549	10,328	10,754	22,877
Silver produced (ounces)	771,967	661,915	735,000	1,433,882
Gold equivalent(1) produced (ounces)	27,394	23,057	24,888	50,452

*                   McEwen Mining holds a 49% attributable interest in the San José mine.

**          In the second quarter of 2013, the Company revised its allocation of general and administrative expenses to total cash costs to conform to the Gold Institute Production Cost standard. Prior period figures have been adjusted to conform to the current methodology.

***   In the second quarter of 2013, the Company adopted the new guidance on all-in sustaining and all-in costs published by the World Gold Council on June 27, 2013. Prior period figures have been adjusted to conform to the current methodology.

El Gallo 1 Mine, Mexico (100%)

On January 1st, 2013, El Gallo 1 declared commercial production. In Q2 the mine produced 8,439 gold ounces and 6,341 silver ounces, representing 8,561 gold equivalent ounces. During the first six months of 2013, El Gallo 1 produced 15,342 gold equivalent ounces. The mine remains on track to produce 27,300 gold equivalent ounces in 2013.

Gold equivalent total cash costs equaled $713 per ounce. Total cash costs were lower than full year guidance of $750-$850 per ounce and 7% lower than Q1 2013.

All-in sustaining costs totaled $1,183 per gold equivalent ounce in Q2, which was 19% lower than Q1. All-in sustaining costs were lower due to lower total cash costs (outlined above) and lower pre-stripping during the quarter.

During Q2 the company continued with its optimization program at El Gallo 1, designed to maximize the mines profitability. Lower prices for cyanide (-30%), explosives (-20%) and exploration drilling (-10%) were successfully negotiated. The full benefit of these lower prices will not be realized until the second half of the year due to existing inventory that was purchased at higher prices. In addition, ore tonnes processed and gold grades improved 18% and 22%, respectively, versus Q1.  Waste tonnes were also reduced by 12%.

El Gallo 1 is currently being expanded from 3,000 to 4,500 tonnes per day for a nominal expenditure of $5 million. The increased capacity, combined with higher grades, is expected to expand production from 27,300 gold equivalent ounces in 2013 to 75,000 gold equivalent ounces by 2015. Preliminary engineering drawings have been completed and the expansion is expected to be operational by mid-2014.

El Gallo Phase 1 Mine Production Results

	Q2 2013	Q1 2013
Ore production (tonnes)	346,896	295,173
Average grade gold (gpt)	1.34	1.10
Gold produced (ounces)	8,439	6,673
Silver produced (ounces)	6,341	5,640
Gold equivalent produced (ounces)	8,561	6,781
Gold sold (ounces)	7,897	8,085
Silver sold (ounces)	6,400	7,800
Gold equivalent total cash cost (US$) **	713	770
Gold equivalent co-product all-in sustaining cash cost (US$) ***	1,183	1,465

*      Gold recoveries are projected to reach 70% through on-going leaching.

**   In the second quarter of 2013, the Company revised its allocation of general and administrative expenses to total cash costs to conform to the Gold Institute Production Cost standard. Prior period figures have been adjusted to conform to the current methodology.

*** In the second quarter of 2013, the Company adopted the new guidance on all-in sustaining and all-in costs published by the World Gold Council on June 27, 2013. Prior period figures have been adjusted to conform to the current methodology.

El Gallo 2, Mexico (100%)

In order to lower capital costs associated with construction, McEwen Mining began follow-up tests to help determine if heap leaching is a viable process alternative for silver at El Gallo 2. Heap leaching would substantially reduce the estimated initial capital to approximately $30 million from $180 million under a milling scenario. Though capital costs would be reduced, it would also decrease production from an estimated 105,000 gold equivalent ounces to approximately 60,000 gold equivalent ounces. Test results are expected during Q4.

The company has continued to advance the construction of the El Gallo 2 ball mill to ensure both process alternatives remain viable without incurring significant costs or delays.

The three remaining permits to begin construction and operations under the mill process have been submitted to the applicable Mexican authorities. Although approval and timing are outside of McEwen Mining’s control, the Company is targeting between Q3 and year-end for approval. Should the Company decide that the heap leach scenario is the preferred process alternative, modifications to the permits will be required.

Los Azules Copper Project, Argentina (100%)

Los Azules is one of the world’s largest and highest grade undeveloped copper porphyry deposits. McEwen Mining is working on an updated Preliminary Economic Assessment (PEA), which is expected to be completed in Q3 this year. The updated PEA will be based on a significantly larger mineral resource. It will evaluate the possibility of (1) increasing the daily throughput; (2) producing copper cathode instead of a concentrate and (3) processing low-grade mineralized material not previously considered, via a heap leach. The advantage of being able to produce a copper cathode is that it would eliminate the contemplated slurry pipeline through Chile and would reduce Argentina’s current export tax on concentrate.

Gold Bar Project, Nevada (100%)

McEwen Mining continues to advance the Gold Bar permitting process in order to begin construction and production. Gold Bar is forecasted to produce 50,000 ounces gold per year. The project is located primarily on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction. The Company expects to submit its Plan of Operations report in the second half of 2013.

Q2 Conference Call Details

McEwen Mining will be hosting a conference call to discuss the Q2 results and project developments on August 12, 2013 at 2 pm EST.

WEBCAST: http://www.gowebcasting.com/4784

TELEPHONE:

Participant dial-in number(s):

416-695-6616 / 800-446-4472

REPLAY:
Dial-in number(s): 905-694-9451 / 800-408-3053
Pass code: 2278899

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a high growth gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Mexico and Nevada.

McEwen Mining has 297,114,359 shares issued and outstanding at August 6, 2013. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).

El Gallo: for additional information about the El Gallo complex see the technical report titled “El Gallo Complex Phase II project, NI 43-101 Technical Report Feasibility Study, Mocorito Municipality, Sinaloa, Mexico” with an effective date of September 10, 2012, prepared by M3 Engineering along with a team of associates (the “Phase II Report”). The authors of the Phase 2 Report, Stan Timler - M3 Engineering, Mike Hester - Independent Mining Consultants (Reserves), Dawn Garcia - SRK Consulting (Environmental), Richard Kehmeier and Brian Hartman - Pincock Allen & Holt (El Gallo Deposit Resource), John Read - McEwen Mining consultant (Palmarito Insitu, Historic Waste Dumps and Historic tailings Resource), are each qualified persons and all of whom but John Read are independent of McEwen Mining, each as defined by NI 43-101.  Los Azules: for information about the current Los Azules Mineral Resource, see the Company’s news release titled “McEwen Mining Continues to Expand Los Azules’ Large, High-Grade, Mineral Resource, dated February 5, 2013. The mineral resource estimate referenced in this news release was prepared in January 2013 by Robert Sim , P.Geo. and Bruce Davis , PhD, FAusIMM, each a qualified person and independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Los Azules project see the technical Report titled “Los Azules Porphyry Copper Project, San Juan Province, Argentina” dated August 1, 2012, with an effective date of June 15, 2012, prepared by D. Ernest Winkler, PE, Robert Sim, PGeo, Bruce Davis, PHD, FAUSIMM and James K. Duff, PGeo, all of whom are qualified persons and all of whom but James K. Duff are independent of McEwen Mining, each as defined by NI 43-101. Tonkin Project: For information about the Tonkin project see the technical report titled “Technical Report on Tonkin Project” dated and with an effective date of May 16, 2008. The report was prepared by Alan C. Noble, P.E., Ore Reserves Engineering and Richard Gowans, Micon International, and Steven Brown (then US Gold Corporation) all of whom are qualified persons and all of whom but Mr. Brown are independent of McEwen Mining, each as defined by NI 43-101.Gold Bar: For information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin,, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical reports are available under the Corporation’s profile on SEDAR (www.sedar.com).

There are significant risks and uncertainty associated with commencing production or changing production plans without a feasibility, pre-feasibility or scoping study. The proposed expansion to El Gallo Phase 1 has not and may not be explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study and may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion of all or part of this project.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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